PRESS RELEASE
                                  =============


PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President
410-285-9313


                             PATAPSCO BANCORP, INC.
                     DECLARES CASH DIVIDEND FOR COMMON STOCK

         Baltimore, Md. January 7, 2008- Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), announced that its Board of Directors declared a regular cash dividend, for shareholders of Patapsco Bancorp, Inc.'s common stock, in the amount of $0.07 per share payable on or about January 31, 2008 to stockholders of record at the close of business on January 18, 2008.

         Michael J. Dee, President of the Company, stated that this represents the forty- second consecutive quarterly dividend paid on Patapsco's common stock. Patapsco's Board of Directors determined that the payment of the dividend was appropriate in light of the Company's sound financial condition and the results of its operations. It was noted that while the Board of Directors has declared this dividend, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

         As announced on January 3, 2008, Patapsco Bancorp, Inc. and Bradford Bancorp, Inc. agreed to mutually terminate the Agreement and Plan of Merger previously executed on March 19, 2007

         As previously announced, Registrar and Transfer Company, the Exchange Agent for the merger, was instructed to release all Patapsco Bancorp shares which were submitted to it in connection with the cash/stock election and Bradford Bancorp determined to return all stock offering funds.

         Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business through its banking offices in Baltimore City and Baltimore County, Maryland.